Filed pursuant to Rule 424(b)(3)

Registration No. 333-277124

PROSPECTS SUPPLEMENT NO. 1

(To the Prospectus dated March 27, 2024)

cbdMD, Inc.

PROSPECTUS SUPPLEMENT

Up to 5,138,890 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated March 27, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-277124). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. The Prospectus is hereby updated, amended and supplemented to provide that the shares being offered and sold from time to time by the Selling Shareholders shall include shares of Common Stock issuable upon conversion of accrued interest under the Notes.   The number of shares of Common Stock registered for resale remains 5,138,890 shares.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on the NYSE American, under the symbol “YCBD.” On April 1, 2024, the last reported sale price of the Common Stock on the NYSE American was $0.86 per share.

Investing in shares of our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 2, 2024